                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO.__1___)(1)

                        Cogent Communications Group, Inc.
          -------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 per share
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    19239V104
          -------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
          -------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

     / /    Rule 13d-1(b)
     / /    Rule 13d-1(c)
     /X/    Rule 13d-1(d)

----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 19239V104                    13G                          Page 2 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners IX, Limited Partnership
     06-1556218

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                           5.  Sole Voting Power
                               1,960,865 Shares of Common Stock

Number of                  6.  Shared Voting Power
Shares                         Not applicable
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      1,960,865 Shares of Common Stock
Person With:
                           8.  Shared Dispositive Power
                               Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,960,865 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.4%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 3 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates IX, LLC
     06-1556230

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         1,960,865 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               1,960,865 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,960,865 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.4%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 4 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates Fund - A, Limited Partnership
     06-1571899

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                           5.  Sole Voting Power
                               47,066 Shares of Common Stock

Number of                  6.  Shared Voting Power
Shares                         Not applicable
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      47,066 Shares of Common Stock
Person With:
                           8.  Shared Dispositive Power
                               Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     47,066 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 5 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates Fund, Limited Partnership
     06-1556229

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                           5.  Sole Voting Power
                               20,900 Shares of Common Stock

Number of                  6.  Shared Voting Power
Shares                         Not applicable
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      20,900 Shares of Common Stock
Person With:
                           8.  Shared Dispositive Power
                               Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,900 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.2%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 6 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates, LLC
     06-1556233

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         67,966 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               67,966 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     67,966 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.5%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 7 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         2,028,831 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               2,028,831 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,028,831 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.9%

12.  Type of Reporting Person*
     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 8 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/


3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         2,028,831 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               2,028,831 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,028,831 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                          Page 9 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         2,028,831 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               2,028,831 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,028,831 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                         Page 10 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         2,028,831 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               2,028,831 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,028,831 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                         Page 11 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         2,028,831 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               2,028,831 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,028,831 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                    13G                         Page 12 of 24

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                           5.  Sole Voting Power
                               Not applicable

Number of                  6.  Shared Voting Power
Shares                         2,028,831 Shares of Common Stock
Beneficially
Owned by Each              7.  Sole Dispositive Power
Reporting                      Not applicable
Person With:
                           8.  Shared Dispositive Power
                               2,028,831 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,028,831 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     14.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                Amendment No. 1*
                          Common Stock Par Value $0.001
                               CUSIP No. 19239V104

ITEM 1(a)    NAME OF ISSUER:
             Cogent Communications Group, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             1015 31st Street N.W., Suite 330
             Washington, DC 20007

ITEM 2(a)    NAME OF PERSON FILING:

     Oak Investment Partners IX, Limited Partnership
     Oak Associates IX, LLC
     Oak IX Affiliates Fund - A, Limited Partnership
     Oak IX Affiliates Fund, Limited Partnership
     Oak IX Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, Connecticut  06880

ITEM 2(c)    CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

     Common stock, par value $0.001 per share

ITEM 2(e)    CUSIP NUMBER: 19239V104

ITEM 3       Not applicable

ITEM 4       OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 3,483,898 shares of Common Stock outstanding as of November 8, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, plus 2,600,000 shares of Common Stock issuable upon conversion of the Issuer's issued and outstanding Series A Preferred Stock (the "Series A Preferred"), 2,514,046 shares of Common Stock issuable upon conversion of the Issuer's issued and outstanding Series B Preferred Stock (the "Series B Preferred"), and 4,977,340 shares of Common Stock issuable upon conversion of the Issuer's issued and outstanding Series C Preferred Stock (the "Series C Preferred"), all as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002. For all computations with respect to this Schedule 13G, the percentage beneficially owned by each reporting person was calculated on a fully diluted, as converted basis of all of the Issuer's issued and outstanding Series A Preferred, Series B Preferred and Series C Preferred, including shares held by third parties.

     Amounts shown as beneficially owned by each of Oak Investment Partners IX, Limited Partnership ("Oak Investment IX") and Oak Associates IX, LLC, Oak Management Corporation ("Oak Management"), Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric W. Harman, and Ann H. Lamont include the (i) 483,250 shares of Common Stock into which the shares of Series A Preferred held by Oak Investment IX may be converted, (ii) 551,389 shares of Common Stock into which the shares of Series B Preferred held by Oak Investment IX may be converted, and (iii) 926,226 shares of Common Stock into which the shares of Series C Preferred held by Oak Investment IX may be converted.

     Amounts shown as beneficially owned by each of Oak IX Affiliates Fund-A, Limited Partnership ("Oak Affiliates-A IX"), Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the (i) 11,599 shares of Common Stock into which the shares of Series A Preferred held by Oak Affiliates-A IX may be converted, (ii) 13,235 shares of Common Stock into which the shares of Series B Preferred held by Oak Affiliates-A IX may be converted, and (iii) 22,232 shares of Common Stock into which the shares of Series C Preferred held by Oak Affiliates-A IX may be converted.

     Amounts shown as beneficially owned by each of Oak IX Affiliates Fund, Limited Partnership ("Oak Affiliates IX"), Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the (i) 5,151 shares of Common Stock into which the shares of Series A Preferred held by Oak Affiliates IX may be converted, (ii) 5,877 shares of Common Stock into which the shares of Series B Preferred held by Oak Affiliates IX may be converted, and (iii) 9,872 shares of Common Stock into which the shares of Series C Preferred held by Oak Affiliates IX may be converted.

     By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10      CERTIFICATIONS.

     Not applicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated: February 7, 2003

Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Management Corporation

                                        By:     /s/ Edward F. Glassmeyer
                                            ---------------------------------
                                                 Edward F. Glassmeyer, as
                                                 General Partner or
                                                 Managing Member or as
                                                 Attorney-in-fact for the
                                                 above-listed entities


Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                        By:     /s/ Edward F. Glassmeyer
                                            ---------------------------------
                                                 Edward F. Glassmeyer,
                                                 Individually and as
                                                 Attorney-in-fact for the
                                                 above-listed individuals

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----
EXHIBIT A             Agreement of Reporting Persons                          18

EXHIBIT B             Power of Attorney                                       19